UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 1, 2017

    VISUALANT, INCORPORATED
(Exact name of Registrant as specified in its charter)

Nevada	001-37479	90-0273142
(State or jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 Union Street, Suite 810
Seattle, Washington 98101
                (206) 903-1351
(Address of Registrant’s principal executive office and telephone number)

Item 3.02. Unregistered Sales of Equity Securities; Item 3.03. Material Modification to Rights of Security Holders.

On May 1, 2017, Visualant Incorporated, (the “Company”) issued 357,143 shares of Series D Convertible Preferred Stock (the “Series D Shares”) and a warrant to purchase 357,143 shares of common stock in a private placement to an accredited investor for gross proceeds of $250,000 pursuant to a Preferred Stock and Warrant Purchase Agreement dated May 1, 2016.

The initial conversion price of the Series D Shares is $0.70 per share, subject to certain adjustments. The initial exercise price of the warrant is $0.70 per share, also subject to certain adjustments. The Company also amended and restated the Certificate of Designation for the Series D Shares, resulting in an adjustment to the conversion price of all currently outstanding Series D Shares to $0.70 per share.

As part of the Purchase Agreement, the Company has agreed to register the shares of common stock sold in the private placement and the shares of common stock issuable upon exercise of the warrant for resale or other disposition.

The Series D Shares and warrant were issued in a transaction that was not registered under the Securities Act of 1933, as Amended (the “Act”) in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and Rule 506(b) of SEC Regulation D under the Act.

The Company intends to issue up to 3,906,250 Series D Shares (and an equal number of warrants) for gross proceeds of $2,809,673,000 on a “best efforts” basis.

The transaction triggered a provision in the 500,000 outstanding shares of Series A Preferred Stock and 1,785,714 outstanding shares of Series C Preferred Stock to adjust the conversion price to $0.70 per share. In addition, the exercise price of 2,358,914 outstanding warrants was adjusted to $0.70 per share.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits –

10.1
Form of Preferred Stock and Warrant Purchase Agreement

10.2
Form of Amended and Restated Registration Rights Agreement

10.3
Form of Series F Warrant to Purchase Common Stock

10.4
Amended and Restated Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Registrant: VISUALANT, INCORPORATED

By:	/s/ Ronald P. Erickson
Ronald P. Erickson, CEO

May __, 2017

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